Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Kevin R. Karas Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

SECOND QUARTER 2014 RESULTS

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LINCOLN, Nebraska (August 5, 2014) — National Research Corporation (NASDAQ:NRCIA and NRCIB) today announced results for the second quarter of 2014.

●	Net New Sales $4.1 million
●	Total Contract Value $99.5 million
●	Revenue up 7% to $24.0 million
●	Net Income of $4.1 million, up 18%

Remarking on company performance, Michael D. Hays, chief executive officer of National Research Corporation said “Net new sales are up 25% from last quarter and looking ahead at new sales for the last half of the year, suggests recent changes made appear sustainable.”

Revenue for the quarter ended June 30, 2014, was $24.0 million, compared to $22.4 million for the same quarter in 2013. Net income for the quarter ended June 30, 2014, was $4.1 million, compared to $3.4 million for the quarter ended June 30, 2013. Diluted earnings per share increased to $0.10 for Class A shares and $0.57 for Class B shares for the quarter ended June 30, 2014, from diluted earnings per share of $0.08 for Class A shares and $0.49 for Class B shares for the quarter ended June 30, 2013. Combined diluted earnings per share (a non-GAAP measure) increased to $0.16 for the quarter ended June 30, 2014, from $0.14 for the second quarter of 2013.

Regarding second quarter performance, Kevin Karas, chief financial officer of National Research Corporation, said, “The positive trend of double-digit revenue growth continued in our Acute Care Experience (17%), Market Insights (13%) and Connect (23%) offerings. From an earnings standpoint, we continue to enjoy leverage on incremental revenue which resulted in net income growth by 18% for the quarter.”

A listen-only simulcast of National Research Corporation’s 2014 second quarter conference call will be available online at http://www.media-server.com/m/p/ui8foa57 on August 6, 2014, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

NRC Announces Second Quarter 2014 Results

August 5, 2014

For more than 33 years, National Research Corporation has been at the forefront of patient-centered care, helping healthcare providers measure and improve quality and services through analytics that offer a rich understanding of customers’ experiences, preferences, risks and behaviors across the healthcare continuum.

The information discussed within this release includes financial results and projections that are in accordance with accounting principles generally accepted in the United States (GAAP). In addition, certain non-GAAP financial measures have been provided that calculate combined earnings per share based on combined Class A and Class B shares and share equivalents outstanding, respectively. The non-GAAP measures should be read in conjunction with the corresponding GAAP measures and should be considered in addition to, and not as an alternative or substitute for, the measures prepared in accordance with GAAP. Please note that the Company’s non-GAAP measures may be different than those used by other companies. The additional non-GAAP financial information the Company presents should be considered in conjunction with, and not as a substitute for, the Company’s financial information presented in accordance with GAAP. The non-GAAP financial measures are provided in an effort to provide information that investors may deem relevant to evaluate results from the company's core business operations and to compare the company's performance with prior periods. The company uses both GAAP and these non-GAAP financial measures for evaluating comparable financial performance against prior periods.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRC Announces Second Quarter 2014 Results

August 5, 2014

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Revenue	$24,001	$22,354	$50,031	$47,260

Operating expenses:
Direct expenses	10,773	9,498	21,102	19,744
Selling, general and administrative	5,984	6,391	12,349	12,884
Depreciation and amortization	926	931	1,861	1,882
Total operating expenses	17,683	16,820	35,312	34,510

Operating income	6,318	5,534	14,719	12,750

Other income (expense):
Interest income	19	12	36	31
Interest expense	(78)	(101)	(160)	(217)
Other, net	7	18	14	32

Total other expense	(52)	(71)	(110)	(154)

Income before income taxes	6,266	5,463	14,609	12,596

Provision for income taxes	2,215	2,029	5,104	4,692

Net income	$4,051	$3,434	$9,505	$7,904

Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.10	$0.08	$0.23	$0.19
Class B	$0.58	$0.50	$1.37	$1.15
Diluted Earnings Per Share:
Class A	$0.10	$0.08	$0.22	$0.19
Class B	$0.57	$0.49	$1.34	$1.12

Weighted average shares and share equivalents outstanding
Class A - basic	20,771	20,672	20,757	20,671
Class B - basic	3,474	3,445	3,472	3,445
Class A - diluted	21,073	21,085	21,098	21,074
Class B - diluted	3,539	3,516	3,540	3,513

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NRC Announces Second Quarter 2014 Results

August 5, 2014

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share amounts and par value)

	Jun. 30,	Dec. 31,
	2014	2013
ASSETS

Current Assets:
Cash and cash equivalents	$31,539	$22,092
Accounts receivable, net	11,450	11,043
Income taxes receivable	612	357
Other current assets	3,874	3,074
Total current assets	47,475	36,566

Property and equipment, net	12,179	11,898
Goodwill	57,599	57,593
Other, net	4,615	5,031
Total Assets	$121,868	$111,088

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$3,639	$3,230
Deferred revenue	16,062	13,885
Accrued compensation	3,187	4,319
Income taxes payable	108	92
Notes payable	2,291	2,256
Total current liabilities	25,287	23,782

Non-current liabilities	14,503	15,551

Total Liabilities	39,790	39,333

Shareholders’ Equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Class A Common stock, $0.001 par value; authorized 60,000,000 shares, issued 25,372,186 in 2014 and 25,285,029 in 2013, outstanding 20,808,304 in 2014 and 20,768,784 in 2013	25	25
Class B Common stock, $0.001 par value; authorized 80,000,000 shares, issued 4,234,643 in 2014 and 4,220,117 in 2013, outstanding 3,480,217 in 2014 and 3,467,410 in 2013	4	4
Additional paid-in capital	43,859	42,192
Retained earnings	67,547	58,042
Accumulated other comprehensive income	359	302
Treasury stock	(29,716)	(28,810)
Total shareholder’s equity	82,078	71,755
Total liabilities and shareholders’ equity	$121,868	$111,088

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NRC Announces Second Quarter 2014 Results

August 5, 2014

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Non-GAAP Combined Earnings Per Share Schedule

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Combined Earnings Per Share
Basic Earnings Per Share	$0.17	$0.14	$0.39	$0.33
Diluted Earnings Per Share	$0.16	$0.14	$0.39	$0.32

Combined weighted average shares and share equivalents outstanding
Combined - Basic	24,245	24,118	24,228	24,116
Combined - Diluted	24,613	24,600	24,638	24,587

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